December 23, 1997



Lieber & Company
2500 Westchester Avenue
Purchase, New York 10577

Ladies and Gentlemen:

         We have entered into an agreement with Evergreen Variable Annuity Trust, a Delaware business trust (the "Trust"), pursuant to which we act as investment adviser to the series under the Trust listed on Schedule A attached hereto (each a "Fund"). We hereby agree with you as follows:

     1. You agree for the duration of this Agreement that you will provide us with office facilities and, through your research personnel, furnish us with all such factual information and investment recommendations and such other services as we shall reasonably request. We shall expect of you, and you shall give us, the benefit of your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you shall not be liable to us under this paragraph for any mistake of judgment or in any event whatsoever, except for lack of good faith. However, nothing herein shall be deemed to protect or purport to protect you against any liability to the Fund or its shareholders to which you would otherwise be subject by reason of wilful misfeasance, bad faith, or gross negligence in the performance of your duties, or by reason of your reckless disregard of your obligations and duties hereunder.

     2. We agree to reimburse you on the basis of your direct and indirect costs of performing the services set forth in paragraph 1 above. Indirect costs shall be allocated on a basis mutually satisfactory to you and us.

     3. As used in this Agreement, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings given to them by Sections 2(a) (4) and 2(a) (42), respectively, of the Investment Company Act of 1940, as amended (the "Act").

         This Agreement will terminate automatically in the event of its assignment, or upon termination of the above-mentioned agreement between the Trust and the undersigned.

         This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund or by the undersigned, on sixty days' written notice addressed to you at your principal place of business; and (b) by you, without payment of any penalty, on sixty days' written notice addressed to the Trust and the undersigned at the Trust's principal place of business.

         This Agreement shall be in effect for two years from the date set forth above. This Agreement shall continue in effect from year to year thereafter so long as such continuance is specifically approved at least annually by a majority of the Trustees of the Trust who are not interested persons (as such term is defined in the Act) of any party to this Agreement, voting in person at a meeting called for the purpose of voting on such approval, and by a vote of the Trustees of the Trust or a majority of the outstanding voting securities of the Fund.

         You agree to advise us of any change in your partnership within a reasonable time after such a change.

     4. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you.

     5. It is expected that you will provide brokerage services to the Fund. Accordingly, you agree to comply with Section 11(a)(1) of the Securities Exchange Act of 1934 and any rules prescribed by the Securities and Exchange Commission thereunder, as amended from time to time, with respect to brokerage transactions effected and/or executed by you on behalf of the Fund. In addition, you shall furnish at least annually to us a statement setting forth the total amount of all compensation retained by you in connection with effecting and/or executing transactions for the account during the period covered by the statement, as required by Section 11(a)(1).

         If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.


                                               Very truly yours,

                                               EVERGREEN ASSET MANAGEMENT CORP.


The foregoing Agreement is                     By:
hereby accepted as of the                      Name:
date first above written                       Title:

LIEBER & COMPANY


By:
   Name:
   Title:


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                                   SCHEDULE A



         Evergreen VA Fund

         Evergreen VA Growth and Income Fund

         Evergreen VA Foundation  Fund

         Evergreen VA Global Leaders Fund

         Evergreen VA Strategic Income Fund

         Evergreen  VA Aggressive Growth Fund

         Evergreen  VA Small Cap Equity Income Fund

         Evergreen VA International Growth Fund

         Evergreen VA Masters Fund